Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES

ANOTHER STRONG EARNINGS YEAR &

QUARTERLY CASH DIVIDEND

January 30, 2014

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR) (the “Company”), parent company of First Bank of Georgia, today reported net income of $6,204,000, or $1.73 per diluted common share, for the year ended December 31, 2013. Remer Y. Brinson III, President & CEO of the Company stated, “We are very pleased to report another very strong earnings performance for 2013, similar to our record year in 2012. The 2013 earnings represent a 1.26% return on average assets and a 10.68% return on average equity. While slightly below the $6,621,000, or $1.84 per diluted common share, earned in 2012, we are very pleased with our 2013 results.”

Brinson continued, “2013 has been a year of transition as we’ve seen a continued gradual improvement in the economy and in loan demand. Traditional bank loan demand has increased during the second half of the year, while conventional mortgage loan demand declined somewhat during the period following a robust 2012 and early 2013.

Loans, excluding loans held for sale, grew 3.3% this year to $275 million, while core deposits grew 7.9% to $267 million during the year. Loans held for sale declined 35% to $31 million, while total assets increased 2% since December 31, 2012 to $516,498,000.”

Net income for the quarter ended December 31, 2013 totaled $935,000, or $.26 per diluted common share, compared to $1,392,000, or $.39 per diluted common share, for the quarter ended December 31, 2012.

Brinson reported, “Asset quality continues to improve as reflected by total non-performing assets declining from 1.93% of assets to 1.32% of assets during the year. In addition, recoveries exceeded charge offs during the year, resulting in a net recovery of 0.54% of average loans during the year.”

First Bank of Georgia also opened its seventh branch office in Evans, Georgia, during the second quarter of 2013.

Georgia-Carolina Bancshares’ Board of Directors declared a quarterly cash dividend of $0.045 per share of common stock payable on February 18, 2014, to shareholders of record as of February 11, 2014.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, (Martinez and Evans) and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and due from banks	$16,828	$30,279
Securities available-for-sale	158,439	132,760

Loans	274,747	265,831
Allowance for loan losses	(5,357)	(5,954)
Loans, net	269,390	259,877

Loans held for sale at fair value	31,298	48,432
Bank-owned life insurance	14,834	10,001
Bank premises and fixed assets	9,512	8,790
Accrued interest receivable	1,854	1,772
Other real estate owned, net of allowance	4,897	5,876
Federal Home Loan Bank stock	1,606	1,865
Other assets	7,840	6,523

Total assets	$516,498	$506,175

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$76,747	$70,880
Interest-bearing:
NOW accounts	59,661	57,482
Savings	56,757	64,236
Money market accounts	74,056	54,982
Time deposits of $100,000, and over	97,625	111,537
Other time deposits	54,859	57,839
Total deposits	419,705	416,956

Federal Home Loan Bank and other borrowings	22,200	25,028
Repurchase agreements	12,111	3,333
Other liabilities	5,593	4,533

Total liabilities	459,609	449,850

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,572,204 and 3,528,296 shares issued and outstanding	4	4
Additional paid-in-capital	16,192	15,687
Retained earnings	44,758	39,177
Accumulated other comprehensive income/(loss)	(4,065)	1,457
Total shareholders' equity	56,889	56,325
Total liabilities and shareholders' equity	$516,498	$506,175

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Interest income	2013	2012	2013	2012
Interest and fees on loans	$3,812	$4,265	$15,277	$18,019
Interest on taxable securities	688	504	2,472	2,046
Interest on nontaxable securities	150	104	536	439
Interest on Federal funds sold and other interest	5	14	47	65
Total interest income	4,655	4,887	18,332	20,569

Interest expense
Interest on time deposits of $100,000 or more	228	325	1,029	1,600
Interest on other deposits	248	315	1,059	1,403
Interest on funds purchased and other borrowings	13	9	27	679
Total interest expense	489	649	2,115	3,682

Net interest income	4,166	4,238	16,217	16,887

Provision for loan losses	(242)	(306)	(2,029)	(605)

Net interest income after provision for loan losses	4,408	4,544	18,246	17,492

Noninterest income
Service charges on deposits	392	410	1,567	1,524
Mortgage banking activities	1,763	2,652	8,225	11,376
Gain on sale of other real estate	50	24	231	40
Gain/(loss) on sale of securities	-	(116)	91	(105)
Other income/loss	405	443	2,790	1,818
Total noninterest income	2,610	3,413	12,904	14,653

Noninterest expense
Salaries and employee benefits	3,189	2,978	12,853	12,329
Occupancy expenses	383	388	1,505	1,556
Other real estate expenses	601	875	1,654	2,284
Other expenses	1,579	2,082	6,454	6,692
Total noninterest expense	5,752	6,323	22,466	22,861

Income before income taxes	1,266	1,634	8,684	9,284

Income tax expense	331	242	2,480	2,663

Net income	$935	$1,392	$6,204	$6,621

Net income per share of common stock
Basic	$0.26	$0.39	$1.74	$1.84
Diluted	$0.26	$0.39	$1.73	$1.84

Dividends per share of common stock	$0.045	$0.040	$0.175	$0.120